Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (2)
4.125% Senior Notes due 2027	$660,240,000	99.866%	$659,355,278	$72,661
4.625% Senior Notes due 2031	$550,200,000	99.359%	$546,673,218	$60,243

(1)	U.S. dollar amount based on a euro/U.S. dollar exchange rate of €1.00/$1.1004 on May 8, 2023, as reported by Bloomberg.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-265348) filed by the Registrant on June 1, 2022.

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